Exhibit 99.1

   Sovran Self Storage Announces Acquisition of Safe Mini Storage Facilities
                             from Breland Companies

     BUFFALO, N.Y.--(BUSINESS WIRE)--June 4, 2007--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), today announced the acquisition of fourteen self-storage facilities for a total cost of $84 million. Five of the stores are located in the Company's existing markets; two each in Pensacola, FL; Montgomery, AL; and one in Auburn, AL. Four of the facilities are in the Huntsville, AL market, two in Mobile, AL; and three are in the Gulfport, MS area. Huntsville, Mobile, and Gulfport are all new markets for the Company's stores.

     The stores currently operate under the name Safe Mini Storage and encompass a total of 1.2 million square feet of net rentable storage space. The Company will re-brand all of the stores with its trade name of Uncle Bob's Self Storage(R). Funding for the acquisition was provided by proceeds drawn on the Company's Line of Credit and cash flow from operations. The Locke Group, LLC, represented Sovran in the transaction.

     David Rogers, the Company's Chief Financial Officer commented, "We are very pleased to bring the Safe Mini stores into our fold. These are high quality properties in fast growing markets, and we're excited about the opportunity."

     Louis Breland, owner of Safe Mini said, "After having received many inquiries over the past few years, and having performed a thorough research of Sovran, the Sovran offer is the only one that we have ever entertained. It was only after personally meeting with Sovran's executive staff, and experiencing their up front and straight-forward approach to our company and the Safe Mini on-site management team that I had decided to move forward in selling a business that has taken some twenty years to build. I am pleased that the Safe Mini acquisition will provide Sovran with 14 premium locations and an excellent on site management team. After working with Sovran over the past 4 months, I am even more confident now that Sovran is a good-fit for Safe Mini, and that I have made the right decision to sell to one of the most highly professional organizations in the self storage industry."

     The Company also announced that, in a separate transaction, it acquired a facility in San Antonio, TX at a cost of $3.4 million. The store has 73,000 sq. ft. of rentable space, and is the tenth Uncle Bob's location in San Antonio.

     Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 354 self-storage facilities in 22 states under the name "Uncle Bob's Self Storage"(R). For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site at www.sovranss.com.


     CONTACT: Sovran Self Storage, Inc.
              David Rogers, CFO
              or
              Diane Piegza, VP Corporate Communications
              716-633-1850